Exhibit 99.1

FOR RELEASE: Thursday, July 30, 2015 at 4:30 PM (Eastern)

HOME FEDERAL BANCORP, INC. OF LOUISIANA REPORTS RESULTS OF OPERATIONS
FOR THE QUARTER AND YEAR ENDED JUNE 30, 2015

Shreveport, Louisiana – July 30, 2015 – Home Federal Bancorp, Inc. of Louisiana (the "Company") (Nasdaq: HFBL), the holding company of Home Federal Bank, reported net income for the three months ended June 30, 2015 of $855,000, an increase of $107,000, or 14.3% compared to net income of $748,000 reported for the three months ended June 30, 2014. The Company's basic and diluted earnings per share were $0.44 and $0.43, respectively, for the three months ended June 30, 2015, compared to basic and diluted earnings per share of $0.37 and $0.36, respectively, for the quarter ended June 30, 2014.

The Company reported net income of $3.4 million for the year ended June 30, 2015, an increase of $611,000, or 22.3%, compared to $2.7 million for the year ended June 30, 2014. The Company's basic and diluted earnings per share were $1.70 and $1.65, respectively, for the year ended June 30, 2015, compared to $1.33 and $1.29, respectively, for the year ended June 30, 2014.

The increase in net income for the three months ended June 30, 2015, resulted primarily from an increase of $279,000, or 9.8%, in net interest income, and a $250,000, or 46.2%, increase in non-interest income, partially offset by a $324,000, or 14.6%, increase in non-interest expense, a $58,000, or 15.4%, increase in the provision for income tax expense and a $40,000, or 80.0% increase in the provision for loan losses. The increase in net interest income for the three months ended June 30, 2015, was primarily due to a $388,000, or 11.4%, increase in total interest income, partially offset by an increase of $109,000, or 20.0%, in aggregate interest expense primarily due to an increase in deposits and Federal Home Loan Bank borrowings.  The Company's average interest rate spread was 3.48% for the three months ended June 30, 2015, compared to 3.72% for the three months ended June 30, 2014. The Company's net interest margin was 3.66% for the three months ended June 30, 2015, compared to 3.93% for the three months ended June 30, 2014. The decrease in the average interest rate spread on a comparative quarterly basis was primarily the result of a decrease of 25 basis points in average yield on interest-earning assets.  The decrease in net interest margin was primarily the result of a higher average volume of interest earning assets for the three months ended June 30, 2015 compared to the prior year quarterly period.

The increase in net income for the year ended June 30, 2015, resulted primarily from a $1.5 million, or 13.4%, increase in net interest income, and an increase of $621,000, or 26.5%, in non-interest income partially offset by a $1.0 million, or 11.2%, increase in non-interest expense, a $329,000, or 24.7%, increase in income tax expense and a $132,000, or 78.6%, increase in the provision for loan losses. The increase in net interest income for the year ended June 30, 2015 was primarily due to a $1.6 million, or 12.1%, increase in total interest income, partially offset by a $145,000, or 6.2%, increase in interest expense on borrowings and deposits primarily due to an increase in deposits and Federal Home Loan Bank borrowings.  The Company's average interest rate spread was 3.58% for the year ended June 30, 2015, compared to 3.69% for the year ended June 30, 2014.  The Company's net interest margin was 3.76% for the year ended June 30, 2015, compared to 3.92% for the year ended June 30, 2014.  The decreases in net interest margin and average interest rate spread were attributable primarily to a decrease of 24 basis points in average yield on interest earning assets.

The following table sets forth the Company's average balances and average yields earned and rates paid on its interest-earning assets and interest-bearing liabilities for the periods indicated.

	For the Three Months Ended June 30,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$280,206	5.08%	$241,467	5.27%
Investment securities	47,993	1.81	44,358	1.94
Interest-earning deposits	14,227	0.25	4,768	0.26
Total interest-earning assets	$342,426	4.42%	$290,593	4.67%

Interest-bearing liabilities:
Savings accounts	$18,304	0.30%	$12,331	0.19%
NOW accounts	31,861	0.86	26,840	0.69
Money market accounts	44,477	0.31	51,697	0.27
Certificates of deposit	143,456	1.31	115,921	1.44
Total interest-bearing deposits	238,098	0.99	206,789	0.98
FHLB advances	38,431	0.69	22,083	0.70
Total interest-bearing liabilities	$276,529	0.94%	$228,872	0.95%

	For the Year Ended June 30,
	2015		2014
	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable	$269,408	5.11%	$224,463	5.42%
Investment securities	51,965	1.92	47,150	2.12
Interest-earning deposits	5,585	0.26	4,996	0.25
Total interest-earning assets	$326,958	4.52%	$276,609	4.76%

Interest-bearing liabilities:
Savings accounts	$14,762	0.23%	$11,221	0.20%
NOW accounts	29,821	0.76	26,544	0.90
Money market accounts	43,770	0.32	45,637	0.33
Certificates of deposit	133,605	1.37	114,496	1.52
Total interest-bearing deposits	221,958	1.01	197,898	1.09
Other bank borrowings	65	4.25	250	5.70
FHLB advances	40,858	0.60	19,816	0.83
Total interest-bearing liabilities	$262,881	0.94%	$217,964	1.07%

The $250,000 increase in non-interest income for the three months ended June 30, 2015, compared to the prior year quarterly period was due to an increase of $213,000 in gain on sale of loans, an increase of $34,000 in service charges on deposit accounts, and an increase of $5,000 in other non-interest income, partially offset by a decrease of $2,000 in income on Bank Owned Life Insurance.  The $621,000 increase in non-interest income for the year ended June 30, 2015, compared to the prior year period was primarily due to increases of $642,000 in gain on sale of loans, an increase of $123,000 in service charges on deposit accounts and an increase of $20,000 in other non-interest income, partially offset by a $129,000 decrease in gain on sale of real estate, a decrease of $25,000 in gain on sale of securities and a $10,000 decrease in income on Bank Owned Life Insurance. The Company sells most of its long term fixed rate residential mortgage loan originations primarily in order to manage interest rate risk.

The $324,000 increase in non-interest expense for the three months ended June 30, 2015, compared to the same period in 2014, is primarily attributable to increases of $229,000 in compensation and benefits expense, $44,000 in occupancy and equipment expense, $31,000 in loan and collection expense, $27,000 in data processing expense, $13,000 in audit and examination fees and $6,000 in other non-interest expense.  These increases were partially offset by decreases of $13,000 in franchise and bank share taxes, $11,000 in advertising expense, $1,000 in deposit insurance premiums, and $1,000 in legal fees. The $1.0 million increase in non-interest expense for the year ended June 30, 2015, compared to the year ended June 30, 2014, is primarily attributable to increases of $642,000 in compensation and benefits expense, $200,000 in loan and collection expense, $189,000 in occupancy and equipment expense, $51,000 in data processing expense, $36,000 in other non-interest expense, $16,000 in audit and examination fees and $12,000 in deposit insurance premiums. These increases were partially offset by a decrease of $83,000 in franchise and bank share taxes, $37,000 in legal fees, and $23,000 in advertising expense.

At June 30, 2015, the Company reported total assets of $369.8 million, an increase of $40.3 million, or 12.2%, compared to total assets of $329.5 million at June 30, 2014. The increase in assets was comprised primarily of increases in loans receivable, net of $28.9 million, or 12.0%, from $239.6 million at June 30, 2014, to $268.4 million at June 30, 2015, loans held-for-sale of $4.8 million, or 51.5%, from $9.4 million at June 30, 2014, to $14.2 million at June 30, 2015, other assets of $2.4 million, or 14.2%, from $16.8 million at June 30, 2014 to $19.1 million at June 30, 2015, and an increase in cash and cash equivalents of $7.6 million, or 55.3%, from $13.6 million at June 30, 2014, to $21.2 million at June 30, 2015.  These increases were partially offset by a decrease in investment securities of $3.3 million, or 6.6%, from $50.2 million at June 30, 2014 to $46.9 million at June 30, 2015.  The increase in loans held-for-sale results primarily from an increase at June 30, 2015 in receivables from financial institutions purchasing the Company's loans held-for-sale.

The following table shows total loans originated and sold during the periods indicated.

	Year Ended June 30,
	2015	2014	% Change
	(In thousands)
Loan originations:
One- to four-family residential	$103,052	$91,891	12.1%
Commercial — real estate secured:
Owner occupied	69,849	53,966	29.4%
Non-owner occupied	5,307	9,946	(46.6)%
Multi-family residential	3,035	1,242	144.4%
Commercial business	48,309	42,200	14.5%
Land	7,176	12,135	(40.9)%
Construction	26,920	27,855	(3.4)%
Home equity loans and lines of credit and other consumer	8,974	7,813	14.9%
Total loan originations	$272,622	$247,048	10.4%
Loans sold	$(86,806)	$(83,579)	3.9%

Included in the $26.9 million and $27.9 million of construction loan originations for the years ended June 30, 2015 and 2014, respectively, are approximately $18.3 million and $18.6 million, respectively, of one- to four-family residential construction loans and $8.6 million and $9.3 million, respectively, of commercial and multi-family construction loans, all of which are primarily located in the Company's market area.

Total liabilities increased $39.6 million, or 13.8%, from $286.8 million at June 30, 2014, to $326.4 million at June 30, 2015, primarily due to an increase in advances from the Federal Home Loan Bank of Dallas of $25.5 million, or 197.8%, to $38.4 million at June 30, 2015, compared to $12.9 million at June 30, 2014, and an increase in total deposits of $13.9 million, or 5.1%, to $286.2 million at June 30,

2015, compared to $272.3 million at June 30, 2014.  The increase in deposits was primarily due to a $25.6 million, or 21.2%, increase in certificates of deposit from $120.4 million at June 30, 2014 to $146.0 million at June 30, 2015, a $7.2 million, or 30.0%, increase in NOW accounts from $24.0 million at June 30, 2014 to $31.2 million at June 30, 2015, a $6.2 million, or 51.5%, increase in savings deposits from $12.2 million at June 30, 2014 to $18.4 million at June 30, 2015, and a $1.5 million, or 3.6%, increase in non-interest bearing demand deposits from $43.5 million at June 30, 2014 to $45.0 million at June 30, 2015, partially offset by a decrease of $26.6 million, or 36.9%, in money market deposits from $72.2 million at June 30, 2014 to $45.6 million at June 30, 2015.  The decrease in money market deposits was primarily due to a transitory deposit in the fourth quarter of fiscal 2014 which had a balance of approximately $30.6 million at June 30, 2014. The deposit was short-term in nature and was fully withdrawn as of September 30, 2014. At both June 30, 2015 and June 30, 2014, the Company had $12.7 million in brokered deposits. The Company utilizes brokered certificates of deposit as a component of its strategy for lowering Home Federal Bank's overall cost of funds. The brokered certificates of deposit which have maturity dates greater than twelve months are callable by Home Federal Bank after twelve months pursuant to early redemption provisions. The increase in certificates of deposit was due in part to promotional rates and a strategy to retain maturing certificates of deposit. The increase in advances from the Federal Home Loan Bank of Dallas was a result of the non-recurring deposit described above being used to pay down advances at June 30, 2014.

At June 30, 2015, the Company had $80,000 of non-performing assets compared to $178,000 of non-performing assets at June 30, 2014, consisting of two single-family residential loans, at June 30, 2015, compared to one single family residential loan and one non-performing line of credit at June 30, 2014. At June 30, 2015, the Company had one single family residential loan and one line of credit classified as substandard, compared to none at June 30, 2014. The Company had one single-family residential loan classified as doubtful in the amount of $151,000 at June 30, 2014 and one line of credit classified as doubtful in the amount of $27,000 at June 30, 2014.  There were no loans classified as doubtful at June 30, 2015.

Shareholders' equity increased $607,000, or 1.4%, to $43.4 million at June 30, 2015 from $42.8 million at June 30, 2014.  The primary reasons for the increase in shareholders' equity from June 30, 2014, were net income of $3.4 million, the vesting of restricted stock awards, stock options and the release of employee stock ownership plan shares totaling $679,000 and proceeds from the issuance of common stock from the exercise of stock options of $235,000.  These increases in shareholders' equity were partially offset by dividends paid totaling $613,000, acquisition of Company stock of $3.0 million and a decrease in the Company's accumulated other comprehensive income of $72,000.

The Company repurchased 150,867 shares of its common stock under its stock repurchase program during the year ended June 30, 2015 at an average price per share of $19.38.  On February 11, 2015, the Company announced that its Board of Directors approved a fifth stock repurchase program for the repurchase of up to 108,000 shares.  As of June 30, 2015, there were a total of 62,905 shares remaining for repurchase under the program.

Home Federal Bancorp, Inc. of Louisiana is the holding company for Home Federal Bank which conducts business from its five full-service banking offices and one agency office in northwest Louisiana.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may."  We undertake no obligation to update any forward-looking statements.

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	June 30,
	2015	2014
ASSETS	(Unaudited)

Cash and cash equivalents	$21,166	$13,633
Securities available for sale at fair value	44,885	48,434
Securities held to maturity (fair value June 30, 2015: $2,010; June 30, 2014: $1,765)	2,010	1,765
Loans held-for-sale	14,203	9,375
Loans receivable, net of allowance for loan losses (June 30, 2015: $2,515; June 30, 2014: $2,396)	268,427	239,563
Other assets	19,142	16,759

Total assets	$369,833	$329,529

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits	$286,238	$272,295
Advances from the Federal Home Loan Bank of Dallas	38,411	12,897
Other liabilities	1,798	1,558

Total liabilities	326,447	286,750

Shareholders' equity	43,386	42,779

Total liabilities and shareholders' equity	$369,833	$329,529

Home Federal Bancorp, Inc. of Louisiana
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Interest income
Loans, including fees	$3,561	$3,182	$13,762	$12,161
Investment securities	2	1	7	5
Mortgage-backed securities	216	214	989	994
Other interest-earning assets	9	3	14	13
Total interest income	3,788	3,400	14,772	13,173
Interest expense
Deposits	587	505	2,234	2,158
Federal Home Loan Bank borrowings	66	39	244	164
Other bank borrowings	--	--	3	14
Total interest expense	653	544	2,481	2,336
Net interest income	3,135	2,856	12,291	10,837
Provision for loan losses	90	50	300	168
Net interest income after provision for loan losses	3,045	2,806	11,991	10,669

Non-interest income
Gain on sale of real estate	--	--	--	129
Gain on sale of loans	610	397	2,278	1,636
Gain on sale of securities	--	--	10	35
Income on Bank Owned Life Insurance	40	42	163	173
Service charges on deposit accounts	128	94	456	333
Other income	13	8	54	34

Total non-interest income	791	541	2,961	2,340

Non-interest expense
Compensation and benefits	1,645	1,416	6,261	5,619
Occupancy and equipment	272	228	1,050	861
Data processing	150	123	527	476
Audit and examination fees	49	36	216	200
Franchise and bank shares tax	72	85	265	348
Advertising	66	77	249	272
Legal fees	46	47	330	367
Loan and collection	71	40	332	132
Deposit insurance premium	45	46	164	152
Other expenses	130	124	542	506

Total non-interest expense	2,546	2,222	9,936	8,933

Income before income taxes	1,290	1,125	5,016	4,076
Provision for income tax expense	435	377	1,661	1,332

NET INCOME	$855	$748	$3,355	$2,744

EARNINGS PER SHARE
Basic	$0.44	$0.37	$1.70	$1.33
Diluted	$0.43	$0.36	$1.65	$1.29

	Three Months Ended		Year Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(Unaudited)
Selected Operating Ratios(1):
Average interest rate spread	3.48%	3.72%	3.58%	3.69%
Net interest margin	3.66%	3.93%	3.76%	3.92%
Return on average assets	0.93%	0.96%	0.96%	0.92%
Return on average equity	7.64%	6.63%	7.45%	6.22%

Asset Quality Ratios(2):
Non-performing assets as a percent of total assets	0.02%	0.05%	0.02%	0.05%
Allowance for loan losses as a percent of non-performing loans	3,144.09%	1,342.85%	3,144.09%	1,342.85%
Allowance for loan losses as a percent of total loans receivable	0.93%	0.99%	0.93%	0.99%

Per Share Data:
Shares outstanding at period end	2,109,606	2,241,967	2,109,606	2,241,967
Weighted average shares outstanding:
Basic	1,939,888	2,032,264	1,978,232	2,068,866
Diluted	1,991,663	2,090,547	2,031,859	2,120,798
Tangible book value at period end	$20.57	$19.08	$20.57	$19.08

____________
(1)    Ratios for the three month periods are annualized.
(2)    Asset quality ratios are end of period ratios.

CONTACT:	James R. Barlow President and Chief Operating Officer (318) 222-1145